Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of The Princeton Review, Inc. regarding the potential resale of up to 2,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 30, 2007 (except for Notes 11 and 14, as to which the date is March 17, 2008 and Note 3, as to which the date is March 16, 2009) with respect to the consolidated financial statements and schedule of The Princeton Review, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

March 30, 2009